Exhibit 10.1

After recording return to:

SAGE ASSOCIATES INC.
3430 East Sunrise Drive
Suite 160
Tucson, Arizona 85718-3216
Attention: Mr. Dave Hackman

TERMINATION AGREEMENT

BY THIS TERMINATION AGREEMENT (the “Termination Agreement”) is dated and effective as of the 20th day of August, 2008,

between SAGE ASSOCIATES INC., an Arizona corporation with its head office at 3430 East Sunrise Drive, Suite 160, Tucson, Arizona, 85718-3216 (hereinafter referred to as “Sage”),

- and -

SILVER RESERVE CORP., a Delaware corporation with its administration offices at 1226 White Oaks Blvd., Oakville, Ontario, Canada L6H 2B9 (hereinafter referred to as “Silver Reserve”),

Sage and Silver Reserve acknowledge that:

1. Silver Reserve and Sage entered into an option agreement dated August 21, 2006, as amended by an Amendment dated March 30, 2007, and a further Amendment dated August 20, 2007 (as amended, the “Original Agreement”) pursuant to which Silver Reserve acquired an option on twelve mineral claims located in the Como Mining District, Lyon County, Nevada (the “Como Claims” described in Schedule A), and assumed an obligation to stake additional claims to be governed by and form part of the Original Agreement; and

2. Silver Reserve desires to terminate the Original Agreement and pursuant to the Original Agreement convey to Sage a royalty interest in certain of the additional claims as designated by Sage and as described in Schedule B hereto (the “Additional Claims”).

NOW THEREFORE, Sage and Silver Reserve agree as follows:

1. Termination

The parties agree that the Original Agreement is hereby terminated and that all obligations and notice requirements under the Original Agreement have been satisfied and/or waived, as applicable, except that Silver Reserve agrees to pay the annual claim maintenance fee for the Como Claims due on September 1, 2008. Silver Reserve acknowledges that as of the effective date of this Termination Agreement it has no interest in the Como Claims by way of the Original Agreement or otherwise.

2. Ownership of Additional Claims and Grant of Royalty

Sage acknowledges that it has no interest in the additional claims staked by Silver Reserve pursuant to the Original Agreement except for a one percent (1%) Net Smelter Returns royalty interest granted by this Termination Agreement in the Additional Claims. The royalty shall be calculated and paid in accordance with the provisions of Schedule C attached hereto. Silver Reserve shall have no obligation to keep the Additional Claims in good standing or pay the annual claim maintenance fees after making the payment due on September 1, 2008; provided, however, if Silver Reserve conveys or otherwise transfers the Additional Claims, Silver Reserve shall notify such transferee of the royalty created hereby but shall have no further liability to Sage following transfer of the Additional Claims. The parties agree to cooperate in the recording of an appropriate document evidencing the royalty created hereby in the Additional Claims. If Silver Reserve proposes to abandon the Additional Claims it shall first offer to convey the Additional Claims to Sage.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the date first written above,

SAGE ASSOCIATES INC.	SILVER RESERVE CORP.

By: s/ David B. Hackman	By: s/ Mason Douglas
David B. Hackman	Mason Douglas
President	President

STATE OF ARIZONA	)
)
County of Pima	)

The forgoing document was acknowledged before me this _21___ day of August, 2008, by David B. Hackman, as president of Sage Associates Inc., an Arizona corporation, for and on behalf of the corporation.

s/Monica Melissa Rivera
Notary Public
My commission expires:

PROVINCE OF	)
ALBERTA	)
CIty of CALGARY	)

The forgoing document was acknowledged before me this _8___ day of August, 2008, by Mason Douglas, as president of Silver Reserve Corp., a Delaware corporation, for and on behalf of the corporation.

s/ David G. L. McKenzie
Barrister & Solicitor
Notary Public
My commission expires: no expiry

SCHEDULE A
TO
SAGE / SILVER RESERVE TERMINATION AGREEMENT
DATED August ____, 2008

DESCRIPTION OF COMO CLAIMS
Claims in the Como Mining District, Lyon County, Nevada

The following unpatented mining claims have been located within the sections of the public land survey indicated below and the location notices thereof are of record in the Nevada State Office of the Bureau of Land Management and the Office of the Clerk/Recorder of Lyon County as follows:

	Claim	BLM	Public	Land	Survey		Lyon County
Name	Number	NMC No.	Twn	Rng	Sec	Subdiv	Doc. No.

Sue	30	814022	15N	23E	7	NW	245277
Sue	31	814023	15N	23E	7	NW	245278
Sue	33	814024	15N	23E	7	NW	245279
Sue	35	667248	15N	23E	6	SE	96462
Sue	36	667249	15N	23E	6	SE	96463
Sue	37	667250	15N	23E	6	SW	96464
Sue	38	667251	15N	23E	6	SW	96465
Sue	136	667280	15N	23E	6	NE	96504
Sue	138	667282	15N	23E	6	NE	96506
Sue	145	667288	15N	23E	5	NW	96512
Sue	147	667289	15N	23E	6	NE	96513
Sue	149	667290	15N	23E	6	NE	96514

SCHEDULE B
TO
SAGE / SILVER RESERVE TERMINATION AGREEMENT
DATED August _____, 2008

DESCRIPTION OF ADDITIONAL CLAIMS
Claims in the Como Mining District, Lyon County, Nevada

The following unpatented mining claims have been located within the sections of the public land survey indicated below and the location notices thereof are of record in the Nevada State Office of the Bureau of Land Management the Office of the Clerk/Recorder of Lyon County as follows:

Claim		BLM		Public Land Survey			Lyon County
Name	Number	NMC No.	Twn	Rng	Sec	Subdiv	Doc. No.
CO	65	935159					391808
CO	79-80	935169-935170					391818-391819
CO	97-98	935184-935185					391833-391834
CO	145-161	935227-935243					391816-391892
CO	163-179	935245-935261					391894-391910
CO	181-197	935263-935269					391912-391928
CO	199-215	935281-935297					391930-391946
CO	217-231	935299-935313					391948-391962

SCHEDULE C
TO
SAGE / SILVER RESERVE TERMINATION AGREEMENT
DATED August ______, 2008

Net Smelter Return Royalty

1. The NSR which may be payable to a party (the “Payee”) by a party (the “Payor”) shall be calculated and paid to the Payee in accordance with the terms of this Schedule.

2. The NSR shall be calculated on a calendar quarterly basis.

3. The following words shall have the following meanings:

3.1	“Gross Revenue” shall mean the aggregate of the following amounts received in each quarterly period:

(a)	(1)	all revenue received by the Payor in such quarter from arm’s length purchasers of mineral products, or

(ii)	the fair market value of all mineral products sold by the Payor in such quarter to persons not dealing at arm’s length with the Payor; and

(b)	any proceeds of insurance received in such quarter due to losses or damages in respect to mineral products.

3.2	“Permissible Deductions” shall mean the aggregate of the following charges (to the extent not previously deducted or accrued in computing Gross Revenue) that are paid in each quarterly period:

(a)	sales charges levied by any sales agent in respect to the sale of mineral products;

(b)
all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with the refinement or beneficiation (in the case of direct-shipping ore) of mineral products after leaving the Property, including all weighing, sampling, assaying and representation costs, metal losses, any umpire charges and any penalties charged by the processor, refinery or smelter; and

(c)	all other insurance costs in respect of mineral products;

provided: (i) that where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Payor in a transaction with a party with whom it is not dealing at arm’s length (as that term is defined in the Income Tax Act (Canada)), such costs or expenses may be deducted, but only as to the lesser of the actual cost incurred by the Payor and the fair market value thereof considering the time of such transaction and under all the circumstances thereof; and (ii) transportation costs and milling costs at another site, prior to the smelting and refining shall not be included in the definition of Permissible Deductions.

3.3	“Net Smelter Returns” shall mean Gross Revenue less Permissible Deductions in respect to such quarter.

3.4	“NSR” shall mean Net Smelter Returns.

4. The NSR shall be calculated and paid within 45 days after the end of each calendar quarter ending March 31, June 30, September 30 and December 31 of each year. Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show how the payment was derived (the “Statement”) shall be submitted with the payment.

5. In the event that final amounts required for the calculation of the NSR are not available within the time period referred to in paragraph 4 of this Schedule, then provisional amounts shall be established, the NSR shall be paid on the basis of such provisional amounts and positive or negative adjustments shall be made to the payment in the succeeding quarter, as necessary.

6. All NSR payments shall be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (the “Objection Notice”) describing and setting forth a specific objection to the calculation thereof within 60 days after receipt by the Payee of the Statement. If the Payee objects to a particular Statement as herein provided, the Payee shall, for a period of 60 days after the Payor’s receipt of such Objection Notice, have the right, upon reasonable notice and at a reasonable time, to have the Payor’s accounts and records relating to the calculation of the NSR in question audited by the auditors of the Payor. If such audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the next monthly NSR payment due hereunder. The Payee shall pay all the costs and expenses of such audit unless a deficiency of 2 1/2% or more of the amount due is determined to exist. The Payor shall pay the costs and expenses of such audit if a deficiency of 2 1/2% or more of the amount due is determined to exist. All books and records used and kept by the Payor to calculate the NSR due hereunder shall be kept in accordance with U.S. generally accepted accounting principles. Failure on the part of the Payee to make claim against the Payor for adjustment in such 60 day period by delivery of an Objection Notice shall conclusively establish the correctness and sufficiency of the Statement and NSR payment in respect of the applicable quarter.

7. All profits and losses resulting from the Payor engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and any other hedging transactions with respect to mineral products (collectively, “Hedging Transactions”) are specifically excluded from calculations of the NSR pursuant to this Schedule, it being understood by the parties that both the Payor and Payee may engage in speculative hedging trading activities for their own account. All Hedging Transactions by the Payor and all profits or losses associated therewith, if any, shall be solely for the Payor’s account, irrespective of whether or not mineral products are delivered in fulfilment of such obligations. When necessary to give effect to the provisions of this paragraph 7, Gross Revenue from mineral products subject to Hedging Transactions by the Payor shall be determined pursuant to sub clause 3.1(a)(ii), rather than 3.1(a)(i) hereof.

8. Fair market value shall be determined by using, for gold, the quarterly average price of gold which shall be calculated by dividing the sum of all London Bullion Market Association P.M. Gold Fix prices reported for the calendar quarter in question by the number of days for which such prices were quoted and, for silver and other metals, the quarterly average price which shall be calculated by dividing the sum of all New York Commodity Exchange (“COMEX”) prices reported for silver and the other metal quoted by and at the closing of COMEX for the calendar quarter in question by a number of days for which such prices were quoted, less, in each case, an amount reasonably equivalent to the deductions permitted by clause 3.2 hereof.